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                                                                  EXHIBIT 2


                                 SCANFORMS, INC.
                             181 Rittenhouse Circle
                        Bristol, Pennsylvania 19007-0602


     April 8, 1996


     American Banknote Corporation
     200 Park Avenue
     New York, New York 10166

     Attn: Mr. Morris Weissman

     Dear Mr. Weissman:

     In connection with your consideration of a possible transaction with Scanforms, Inc. (the "Company"), you have requested information concerning the business, operations and financial condition of the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise), which is furnished to you by or on behalf of the Company or is otherwise learned or acquired by you from the Company or its advisors whether written or oral (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that any source of such information is not known by you, after due inquiry, to be subject to another confidentiality agreement with the Company or another party or
     (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors in violation of the terms of this letter, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives or advisors, provided that such source is not known by you, after due inquiry, to be bound by a confidentiality agreement with the Company or another person.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your representatives and advisors and not disclosed to any other person; provided, however, that (i) any of such information may be disclosed to your directors, officers, employees, representatives and advisors (together your "Affiliates") who need to know such information for the purpose of evaluating any such possible transaction between the Company and you and who are advised by you of the confidential nature of such information and directed by you to treat such information confidentially, and (ii) any disclosure of such information may be made to which the Company consents in writing. You will be responsible for any breach of the terms hereunder by any of your Affiliates.




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     American Banknote Corporation
     April 8, 1996
     Page 2

     In addition, without the prior written consent of the Company, you will not, and will direct your Affiliates not to disclose to any person that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, unless such disclosure is required by laws or listing agreement with a stock exchange or to update previously disclosed information. The term "person" as used in this letter shall be broadly interpreted to include without limitation any individual, corporation, company, partnership, or other business entity.

     You hereby acknowledge that you are aware, and that you will advise your Affiliates who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     In the event that you or any of your Affiliates become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this letter. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof, you agree to furnish only that portion of the Evaluation Material which you are advised by counsel is legally required and to exercise your reasonable efforts to obtain assurance that confidential treatment will be accorded to such Evaluation Material.

     In protecting the Evaluation Material from improper use or disclosure, you agree that you will take appropriate precautions and will exercise appropriate care which will in no event be less than you normally exercise with respect to your own confidential information to prevent the disclosure or use of the Evaluation Material in a manner that violates the terms of this letter.

     In view of the fact that the Evaluation Material consists of information which is either confidential, proprietary or otherwise not generally available to the public, you agree that for a period of one year from the date of this letter neither you nor any of your officers or any other person that you or any of your officers control will, without the prior written approval of the Board of Directors of the Company, directly or indirectly, (i) in any manner purchase or otherwise acquire, or enter into any agreement, arrangement or understanding to purchase or otherwise acquire, or seek to make any proposal to acquire, any securities of the Company in excess of 9.9% of the outstanding voting securities or any assets of the Company;
     (ii) take any action either alone or with any other person to control or influence the management, Board of Directors, or policies of the Company, including making, or in any way participating in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seeking to advise or influence any person with respect to the voting of, securities of the Company; or (iii) seek from the Company or make any public request relating to any modification to or waiver of any provision of this letter or permission to take any action otherwise prohibited hereunder.

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     American Banknote Corporation
     April 8, 1996
     Page 3


     Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its representatives or advisors shall have any liability to you or any of your Affiliates resulting from the use of the Evaluation Material. You and your Affiliates will be responsible for conducting and completing your own independent investigation, evaluation and due diligence relative to engaging in a transaction involving the Company.

     In the event that you decide not to proceed with the transaction which is the subject of this letter, or, after allowing for reasonable period of time for you to receive and evaluate the Evaluation Material and formulate a proposal, upon the Company's request at any time after the Company has reasonably determined not to proceed with a transaction with you, you shall promptly return to the Company all written Evaluation Material furnished to you by the Company and its representatives and advisors and will not retain any copies, extracts or other reproductions in whole or in part. All notes, analyses, memoranda or other documents which are based upon, in whole or in apart, or otherwise reflect any information in the Evaluation Material (whether prepared by you, your Affiliates, the Company, or their respective advisors or otherwise) will be destroyed and no copies thereof will be retained, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you will continue to be bound by the confidentiality provisions and other obligations of this letter.

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     American Banknote Corporation
     April 8, 1996
     Page 4


     You agree that unless and until a definitive agreement between the Company and you with respect to the transaction contemplated by this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of the Company's or your directors, officers, employees, agents or any other representatives or advisors thereof except, in the case of this letter, for the matters specifically agreed to herein.

     Until the earlier of (i) the completion of the possible transaction contemplated by this letter between you and the Company or (ii) one year from the date of this letter agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, employee, agent or customer of the Company regarding the business, operations, prospects or finances of the Company, except with the express written permission of the Company. It is understood that the Company will arrange for appropriate contacts for due diligence purposes. It is further understood that all (i) requests for additional information, (ii) requests for facility tours or management meetings and (iii) discussions or questions regarding procedures, shall be submitted or directed to Janney Montgomery Scott. You further agree that for a period of one year from the date hereof you shall not solicit the employment of or hire any non-clerical employee of the Company identified to you in the course of your due diligence review without the prior written consent of the Company; provided however, that the foregoing restriction shall not preclude you from employing any such employee who seeks employment with you in response to a general advertisement or other similar method and not in response to any solicitation efforts directly or indirectly on your part.

     It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No modification or waiver of any of the provisions of this letter shall be effective unless in writing and signed by the party consenting to any such waiver or modification of its rights or obligations hereunder.

     The Company hereby agrees to supply you with the Evaluation Material that you may reasonably request, including, without limitation, the Evaluation Material that prior to, on or after the date hereof is made or has been made available to all potential financing sources of the management group that is proposing to acquire the Company pursuant to that certain Agreement and Plan of Merger, dated February 15, 1996, between the Company and SCFM Corp., including, without limitation, Mellon Bank (whether such information is provided by the Company or by Affiliates of the Company at the direction of the Company). In addition, the Company hereby acknowledges and agrees that, except for your obligation to maintain the confidentiality of the Evaluation Material and to take no actions which would require the disclosure of any Evaluation Material, nothing set forth in this letter shall preclude you from making any proposal relating to a merger, business combination, offer to purchase shares, purchase of assets or other extraordinary transaction involving the Company and from publicly commenting on any such proposal.

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     American Banknote Corporation
     April 8, 1996
     Page 5



     The Company reserves the right to assign all of its rights, powers and privileges under this letter, including, without limitation, the right to enforce all of the terms of this letter. This letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such Commonwealth.

     You agree that a breach of the provisions of this letter by you or any of your Affiliates cannot adequately be compensated by money damages, and, therefore, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this letter, and in either case no bond or other security shall be required to be posted by the Company in connection therewith, and you hereby consent to the issuance of such injunction and to the ordering of specific performance.

     This letter contains the entire understanding and agreement between you and the Company with respect to the protection and use of the Evaluation Materials furnished to you and supersedes any and all prior agreements and understandings, whether written or oral, relating thereto.


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     American Banknote Corporation
     April 8, 1996
     Page 6


     If the foregoing is acceptable to you, please so indicate by signing and returning the enclosed copy of this letter.

     Very truly yours,

     JANNEY MONTGOMERY SCOTT
     (on behalf of Scanforms, Inc.)


     By: /s/ James T. Hunter
         First Vice President


     Confirmed and Agreed to:

     AMERICAN BANKNOTE CORPORATION

     By: /s/ Harvey J. Kesner

     Title: Sr. Vice President

     Date: April 8, 1996





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